Exhibit 99.1

Streamex and BioSig Announce the Successful Closing of Share Exchange Transaction and Executive Leadership Changes Bringing a First-Mover Real World Asset Tokenization Company to the Nasdaq

May 28, 2025

Los Angeles, CA and Vancouver, BC, May 28, 2025 (GLOBE NEWSWIRE) — BioSig Technologies, Inc. (Nasdaq: BSGM) (“BioSig”) and Streamex Exchange Corporation (“Streamex”), collectively referred to as the combined company, today announced successful completion of the previously disclosed share exchange transaction and executive leadership changes, forming a company specializing in the tokenization of real-world assets, with a focus on bringing commodities on-chain.

Key Highlights of the Transaction:

●	Streamex Exchange Corporation, a British Columbia corporation, will become a wholly owned subsidiary of BioSig through an exchange of outstanding shares of Streamex for new shares of BioSig common stock.
●	The combined company will be led by Mr. Henry McPhie, Co-Founder and CEO of Streamex, who will serve as Chief Executive Officer and join the Board of Directors, guiding the organization through its next phase of growth.
●	Mr. Morgan Lekstrom, Co-Founder and Chairman of Streamex, will serve as Chairman of the Board of the combined company.
●	Mr. Anthony Amato, current CEO of BioSig, will transition from his role as Chief Executive Officer and continue to support the combined company as a member of its Board of Directors.
●	Of highlight, Streamex is strategically positioned within the US$142.851 trillion global commodity market, aiming to unlock new value by bringing commodities on-chain through secure and scalable real world asset tokenization solutions.

Together, Henry and Morgan with Anthony’s support will lead the combined company through its next phase of strategic growth, bringing deep industry expertise and a shared vision for transforming the future of real-world asset tokenization in the commodities space.

CEO of the combined company Henry McPhie commented, “This is a landmark moment for Streamex and a major step forward for the tokenization industry. Joining forces with BioSig and entering the public markets will position us to accelerate growth, scale our technology and expand our influence within the tokenization and commodities industries. I am extremely proud of what the Streamex and BioSig team has been able to accomplish so far and am excited for what is to come.”

Strategic Advisor Additions:

Mr. Frank Giustra has agreed to join as a Strategic Investor and Advisor on Commodities.

●	Founder of Wheaton Precious Metals ($37B)
●	Founder of GoldCorp, acquired by Newmont ($57B)
●	Founder of LionsGate Films ($2B)

Mr. Mathew August has agreed to join as a Strategic Advisor on US Capital Markets.

●	Executive Chairman of Atlas Capital Partners a New York, NY based single family office investment firm and merchant bank
●	Active Venture Capitalist with significant investments within the Defense Tech, FinTech, Aerospace and other diversified industries

About Streamex Exchange Corporation

Streamex is a real-world asset (RWA) tokenization company focused in the commodities space. With the goal to bring commodity markets on chain, Streamex has developed primary issuance and exchange infrastructure that will revolutionize commodity finance. Streamex is led by a group of highly successful and seasoned executives from financial, commodities and blockchain industries.

Streamex believes the future of finance lies in tokenization, innovative investment strategies, and decentralized markets. By merging advanced financial technologies with blockchain transparency, Streamex has created infrastructure and solutions that enhance liquidity, accessibility, and efficiency. Streamex’s goal is to bridge the gap between traditional finance and the digital economy, unlocking new opportunities for investors and institutions worldwide.

Terms of Share Exchange

●	In exchange for 100% of their shares of Streamex, existing Streamex shareholders will be entitled to receive 75% of the fully diluted BioSig common stock outstanding on the date of the share exchange agreement. Initially, upon the closing, pursuant to Nasdaq listing rules, the Streamex shareholders will be entitled to receive 19.9% of the outstanding BioSig common stock pre-transaction. BioSig will then seek a vote of its current shareholders to approve the transaction; if such approval is obtained, the Streamex shareholders will have the right to receive in the aggregate the full number of shares of BioSig common stock equaling 75% of the fully diluted BioSig common stock pre-transaction.

●	After shareholder approval, if obtained, current BioSig shareholders and holders of common stock equivalents will hold 25% of the fully diluted BioSig common stock outstanding.

Effective immediately, the Board of Directors of the combined company will be comprised of six members, four designated by BioSig, who are Anthony Amato, Chris Baer, Donald F. Browne, Steven E. Abelman and two designated by Streamex, who are Mr. McPhie and Mr. Lekstrom (who will also be Chairman of the combined company’s board).

To the extent required by NASDAQ’s change of control rules and regulations, the combined company will file an initial listing application for its common stock.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions, and are subject to various known and unknown risks and uncertainties, many of which are beyond our control. It is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements, depending on factors including whether we will be able to realize the benefits of the transaction described herein, whether shareholder approval of the transaction will be obtained and whether we will be able to maintain compliance with Nasdaq’s listing criteria in connection with the described transaction and otherwise. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in forward-looking statements, see our filings with the Securities and Exchange Commission, including the section titled “Risk Factors” in our Annual Report on Form 10-K, filed with the SEC on April 15, 2025. We assume no obligation to publicly update or revise our forward-looking statements as a result of new information, future events or otherwise, except as required by law.

Todd Adler

BioSig Technologies, Inc.

Investor Relations

12424 Wilshire Blvd Ste 745

Los Angeles, CA 90025

tadler@biosigtech.com

203-409-5444 x104

Henry McPhie

Co-Founder & CEO of Streamex, CEO of the Combined Company

contact@Streamex.com

https://www.streamex.com/

https://x.com/streamex